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                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A (File No. 333-11797) of our report dated February 17, 2000 relating to the financial statements and financial highlights appearing in December 31, 1999 Annual Report to the Shareholders of the Aggressive Portfolio, the Moderately Aggressive Portfolio, the Moderate Portfolio, the Moderately Conservative Portfolio and the Conservative Portfolio (separate portfolios constituting the Nationwide Asset Allocation Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" in the Prospectuses and "Independent Accountants" in the Statement of Additional Information

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Columbus, Ohio
May 1, 2000